SUBSCRIPTION AGREEMENT


THIS AGREEMENT by and between James Paul Cunningham and Freda Marie Cunningham ("Cunninghams"), as joint tenants with right of survivorship, citizens and residents of the State of Oklahoma and the Merit Advisors Investment Trust ("Trust"), a statutory trust organized and existing under and by virtue of the laws of the State of Delaware.

In consideration of the mutual promises set forth herein, the parties agree as follows:

     1. The Trust agrees to sell to the Cunninghams and the Cunninghams hereby subscribe to purchase 5,000 shares ("Shares") of beneficial interest of the Merit High Yield Fund, a series of the Trust, with a par value of $0.001 per Share, at a price of twenty dollars ($20.00) per each Share.

     2. The Cunninghams agree to pay $100,000.00 for all such Shares at the time of their issuance, which shall occur upon call of the President of the Trust, at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement").

     3. The Cunninghams acknowledge that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. The Cunninghams also understand that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that the Cunninghams may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

     4. The Cunninghams represent and warrant that they are acquiring the Shares solely for their own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that they have no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future.

     5. The Cunninghams agree that they will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 23rd day of February, 2004.


By:      /s/ James Paul Cunningham
         ________________________
         James Paul Cunningham


By:      /s/ Freda Marie Cunningham
         ________________________
         Freda Marie Cunningham


Merit Advisors Investment Trust


By:      /s/ James Paul Cunningham
         _________________________
         James Paul Cunningham
         President